Exhibit 99.2

Netflix Prices $1.5 Billion Offering of Senior Notes

LOS GATOS, CA, February 2, 2015 — Netflix, Inc. (NASDAQ: NFLX) today announced the pricing of an offering of $700 million aggregate principal amount of 5.50% senior notes due 2022 (the “2022 Notes”) and $800 million aggregate principal amount of 5.875% senior notes due 2025 (the “2025 Notes”, and together with the 2022 Notes, the “Notes”). The size of the offering was increased from the previously announced $1 billion in aggregate principal amount. The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on February 5, 2015, subject to the satisfaction of customary closing conditions. Interest on the Notes will be payable in cash semi-annually in arrears, beginning on October 15, 2015.

The 2022 Notes will mature on February 15, 2022 and the 2025 Notes will mature on February 15, 2025, unless earlier repurchased or redeemed. Holders may require Netflix to repurchase their Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Netflix intends to use the net proceeds from this offering for general corporate purposes, which may include content acquisitions, capital expenditures, investments, working capital and potential acquisitions and strategic transactions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.